For Immediate Release

MEMC ANNOUNCES SETTLEMENT OF TCS SUPPLY AGREEMENTS

St. Peters, MO, September 5, 2012 - MEMC Electronic Materials, Inc. (NYSE: WFR) today announced that its affiliate, MEMC Electronic Materials, SpA, and Evonik Industries, have agreed to settle and resolve disputes related to two long-term take-or-pay supply agreements for the supply of trichlorosilane (TCS) to MEMC's Merano, Italy polysilicon facility. Pursuant to the settlement agreements, MEMC will pay Evonik a total of 70 million Euro in full settlement of all obligations under the terminated supply agreements, with such payments to be made in installments over the next five quarters, including the payment of 10 million Euro in the current quarter.

As part of strategic restructuring initiatives announced in December 2011, MEMC indicated it would idle the Merano facility and would consider closing the facility unless dramatic feedstock, power and other cost reductions were achieved. As a result of this decision, MEMC terminated the two long-term supply agreements with Evonik. In connection with the restructuring, MEMC recorded significant restructuring accruals in the 2011 fourth quarter based on management's best estimates of the ultimate outcome of this and other loss contingencies at that time.

As part of the settlement agreements, MEMC will acquire the Evonik TCS production plant, which is located on MEMC's Merano site. At this time, a decision to restart the MEMC Merano facility has not been made, although the settlement of the supply agreements is a significant step toward achieving these cost reduction goals. Both plants will continue to be idle pending the resolution of a number of cost-related discussions with the Italian Government and other parties.

"We are pleased that we were able to work proactively and collaboratively with an important supplier like Evonik to reach an amicable settlement," commented Ahmad Chatila, MEMC's Chief Executive Officer. "Our partners at Evonik recognized the seismic shift in solar that occurred in 2011 and worked with us to find a solution that benefitted both parties."

As a result of these settlement agreements, MEMC expects to recognize a material benefit to operating income in the 2012 third quarter due to the favorable settlement of these agreements compared to previous management estimates. The third quarter installment payment will likely result in a reduction of our cash balance of 10 million Euro.
Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

About MEMC
MEMC is a global leader in semiconductor and solar technology. MEMC has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services. MEMC's common stock is listed on the New York Stock Exchange under the symbol “WFR.” For more information about MEMC, please visit www.memc.com.

Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements, including that MEMC expects to recognize a material benefit to operating income in the 2012 third quarter due to the favorable settlement these agreements compared to previous management estimates; and that the third quarter installment payment will likely result in a reduction of our cash balance of 10 million Euro. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties with respect to the forward looking statement concerning a benefit to operating income include changes to assumptions underlying management's financial estimates and to applicable accounting interpretations or accounting rules; and, with respect to the forward looking statement concerning our third quarter cash balance, include the ability to effectuate and realize the savings from our restructuring plans, changes in the pricing environment for our products, market demand for our products and services, the availability and size of government and economic incentives to adopt solar power (including tax policy and credits and renewable portfolio standards), the effect of any antidumping or countervailing duties imposed on photovoltaic cells and/or modules in connection with any trade complaints in the United States or elsewhere, the result of any current or future Chinese government investigations of unfair trade practices in connection with polysilicon exported into China, changes in financial market conditions including interest rates, changes in foreign economic and political conditions, changes in currency exchange rates, dependence on single and limited source suppliers, utilization of our manufacturing volume and capacity, inventory levels of our customers, supply chain difficulties or problems, interruption of production, our ability to reduce manufacturing and operating costs, and actions by competitors, customers and suppliers. These forward-looking statements represent the company's judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.